Exhibit 5.1

May 4, 2012	Graham Robinson
+1 617 526 6571 (t)
+1 617 526 5000 (f)
graham.robinson@wilmerhale.com

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts

02466

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by TechTarget, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering with the Commission the Company’s common stock, $0.001 par value per share (the “Company Shares”), which may be issued and sold by the Company from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, up to an aggregate of 3,000,000 shares. In addition to the foregoing, there are being registered under the Registration Statement 7,000,000 shares of Common Stock (the “Selling Stockholder Shares”) that may be sold by certain stockholders of the Company (the “Selling Stockholders”) from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

We are acting as counsel for the Company in connection with the registration for sale by the Company of the Company Shares and the registration for resale by the Selling Stockholders of the Selling Stockholder Shares. We have examined signed copies of the Registration Statement to be filed with the Commission, including the exhibits thereto. We have also examined and relied upon the minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Wilmer Cutler Pickering Hale and Dorr LLP, 60 Street, Boston, Massachusetts 02109

Beijing Berlin Boston Brussels Frankfurt London Los Angeles New York Oxford Palo Alto Waltham Washington

TechTarget, Inc.

May 4, 2012

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors generally; (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing; (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing; (iv) general equitable principles; and (v) applicable usury laws. We express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or documents or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. In addition, we express no opinion with respect to the enforceability of any provision requiring the payment of interest on overdue interest.

We also express no opinion herein as to any provision of any agreement (a) that may be deemed to or construed to waive any right of the Company; (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies; (c) relating to the effect of invalidity or unenforceability of any provision of any agreement on the validity or enforceability of any other provision thereof; (d) that is in violation of public policy; (e) relating to indemnification and contribution with respect to securities law matters; (f) which provides that the terms of any agreement may not be waived or modified except in writing; (g) purporting to indemnify any person against his, her or its own negligence or intentional misconduct; (h) requiring the payment of penalties, consequential damages or liquidated damages; or (i) relating to choice of law or consent to jurisdiction.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We assume that appropriate action will be taken prior to the offer and sale of the Company Shares and the Selling Stockholder Shares to register and qualify the Company Shares and the Selling Stockholder Shares under all applicable state securities “blue sky” laws.

Based upon and subject to the foregoing, we are of the opinion that:

1. With respect to the Company Shares, when (i) specifically authorized for issuance by proper action of the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolutions”), (ii) the Registration Statement

TechTarget, Inc.

May 4, 2012

has become effective under the Securities Act, (iii) the terms of the sale of the Company Shares have been duly established in conformity with the Company’s Certificate of Incorporation and By-laws, each as restated and/or amended, and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the Company Shares have been issued and sold as contemplated by the Registration Statement and (v) the Company has received the consideration provided for in the Authorizing Resolutions and such consideration per share is not less than the par value per share of the Company Shares, the Company Shares will be validly issued, fully paid and nonassessable.

2. The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Company Shares and Selling Stockholder Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus and any prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

TechTarget, Inc.

May 4, 2012

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Graham Robinson
Graham Robinson, Partner